EXHIBIT 12b

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                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERENCE STOCK DIVIDENDS


                                  Three Months Ended
                                       March 31,           Years Ended December 31,
                                  ------------------ --------------------------------------
                                     2002    2001     2001    2000    1999    1998    1997
                                    ------  ------   ------  ------ ------   ------ -------
                                                     (dollars in millions)


Income from continuing operations    $228    $237     $601  $4,452  $5,576  $3,049  $6,483
Income taxes                          125     208      768   2,393   3,118   1,636   1,025
Losses (earnings) of nonconsolidated
   associates                         (21)     57      131     332     325     239     105
Minority interests                     22       2       18     (13)     28      20     (44)
Amortization of capitalized interest   17      18       73      69      66      68      56
                                     ----    ----     ----   -----   -----   -----  ------

Income from continuing operations
   before income taxes,
   undistributed income of associates,
   and capitalized interest           371     522    1,591   7,233   9,113   5,012   7,625
                                      ---     ---    -----   -----   -----   -----   -----

Fixed charges included in income
   from continuing operations
   Interest and related charges
     on debt                        2,106   2,257    8,770   9,475   7,642   6,441   5,742
   Portion of rentals deemed
     to be interest                    83      83      330     341     284     251     264
                                    -----   -----    -----   -----   -----   -----   -----
      Total fixed charges
        included in income
        from continuing operations  2,189   2,340    9,100   9,816   7,926   6,692   6,006
                                    -----   -----    -----   -----   -----   -----   -----

Earnings available for
  fixed charges                    $2,560  $2,862  $10,691 $17,049 $17,039 $11,704 $13,631
                                    =====   =====   ======  ======  ======  ======  ======

Fixed charges
   Fixed charges included
    in income from
    continuing operations          $2,189  $2,340   $9,100  $9,816  $7,926  $6,692  $6,006
   Interest capitalized
    in the period                      57      34      171     137      95     110     126
                                    -----   -----    -----   -----   -----   -----   -----
      Total fixed charges          $2,246  $2,374   $9,271  $9,953  $8,021  $6,802  $6,132

Dividends on preference stocks         37      48      200     165     122      94     113
                                    -----   -----    -----   -----   -----   -----   -----
   Total fixed charges
    and dividends on
    preference stocks              $2,283  $2,422   $9,471 $10,118  $8,143  $6,896  $6,245
                                    =====   =====    =====  ======   =====   =====   =====

Ratio of earnings to
   fixed charges and
   dividends on preference stocks    1.12    1.18     1.13    1.68    2.09    1.70    2.18
                                     ====    ====     ====    ====    ====    ====    ====

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